Exhibit 99.1

FOR IMMEDIATE RELEASE

Institutional Investors:
Peter Sands
W. P. Carey Inc.
212-492-1110
institutionalir@wpcarey.com

Individual Investors:
W. P. Carey Inc.
212-492-8920
ir@wpcarey.com

Press Contact:
Guy Lawrence
Ross & Lawrence
212-308-3333
gblawrence@rosslawpr.com

W. P. Carey Inc. Announces First Quarter 2019 Financial Results

New York, NY – May 3, 2019 – W. P. Carey Inc. (NYSE: WPC) (W. P. Carey or the Company), a net lease real estate investment trust, today reported its financial results for the first quarter ended March 31, 2019.

Total Company

•	Net income attributable to W. P. Carey of $68.5 million, or $0.41 per diluted share

•	AFFO of $201.8 million, or $1.21 per diluted share

•	Quarterly cash dividend raised to $1.032 per share, equivalent to an annualized dividend rate of $4.128 per share

•	Affirm 2019 AFFO guidance range of $4.95 to $5.15 per diluted share, including Real Estate AFFO of between $4.70 and $4.90 per diluted share

Business Segments

Real Estate

•	Segment net income attributable to W. P. Carey of $53.4 million

•	Segment AFFO of $188.3 million, or $1.13 per diluted share

•	Investment volume of $239.6 million

•	Active capital investment projects totaling $196.5 million at quarter end, including $103.3 million expected to be completed in 2019

•	Gross disposition proceeds of $5.0 million

•	Portfolio occupancy of 98.2%

•	Weighted-average lease term of 10.2 years

Investment Management

•	Segment net income attributable to W. P. Carey of $15.1 million

•	Segment AFFO of $13.4 million, or $0.08 per diluted share

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 1

Balance Sheet and Capitalization

•	Utilized ATM program to raise $303.8 million in net proceeds during the first quarter and, in addition, approximately $59 million subsequent to quarter end

•	Prepaid mortgage debt totaling $199.6 million during the first quarter and an additional $185.0 million subsequent to quarter end

MANAGEMENT COMMENTARY

“We are pleased with our first quarter investment volume — comprising both external acquisitions and follow-on deals with existing tenants — executed at attractive spreads to our cost of capital,” said Jason Fox, Chief Executive Officer of W. P. Carey. “We also utilized our ATM program to efficiently raise equity capital, primarily using the proceeds to fund acquisitions and prepay mortgage debt, thereby expanding our unencumbered pool of assets and reducing leverage. And we’re well positioned with ample liquidity to execute on our pipeline of new transactions, which is building nicely given the breadth of our opportunity set and geographic reach.”

QUARTERLY FINANCIAL RESULTS

Revenues

•	Total Company: Revenues, including reimbursable costs, for the 2019 first quarter totaled $298.3 million, up 47.8% from $201.8 million for the 2018 first quarter.

•
Real Estate: Real Estate revenues, including reimbursable costs, for the 2019 first quarter were $282.2 million, up 58.9% from $177.6 million for the 2018 first quarter, due primarily to additional lease revenues from properties acquired in the Company’s merger with CPA:17 on October 31, 2018 (the CPA:17 Merger).

Note: While it has no impact on net income or AFFO, in accordance with Accounting Standards Update 2016-02, Leases (Topic 842), which the Company has adopted effective as of January 1, 2019, operating expenses reimbursed by tenants are included within lease revenues on the consolidated statements of income (for both current and prior year periods). Previously the Company presented revenues excluding reimbursable costs.

•
Investment Management: Investment Management revenues, including reimbursable costs, for the 2019 first quarter were $16.1 million, down 33.5% from $24.2 million for the 2018 first quarter, due primarily to the cessation of asset management revenue previously earned from CPA:17.

Net Income Attributable to W. P. Carey

•
Net income attributable to W. P. Carey for the 2019 first quarter was $68.5 million, up 4.9% from $65.3 million for the 2018 first quarter. Net income from Real Estate attributable to W. P. Carey increased, due primarily to properties acquired in the CPA:17 Merger and net acquisitions. The increase in revenues from properties acquired in the CPA:17 Merger and acquisitions was partly offset by corresponding increases in depreciation and amortization, interest expense and property expenses. Net income from Investment Management attributable to W. P. Carey decreased, due primarily to the cessation of Investment Management revenues and distributions previously earned from CPA:17, partly offset by a one-time tax benefit recognized during the 2019 first quarter.

Adjusted Funds from Operations (AFFO)

•
AFFO for the 2019 first quarter was $1.21 per diluted share, down 5.5% from $1.28 per diluted share for the 2018 first quarter. AFFO from the Company’s Real Estate segment (Real Estate AFFO) increased, due primarily to the accretive impact of both properties acquired in the CPA:17 Merger and net acquisitions. AFFO from the Company’s Investment Management segment declined, due primarily to the cessation of Investment Management revenues and distributions previously earned from CPA:17.

Note: Further information concerning AFFO and Real Estate AFFO, which are both non-GAAP supplemental performance metrics, is presented in the accompanying tables and related notes.

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 2

Dividend

•
As previously announced, on March 14, 2019 the Company’s Board of Directors declared a quarterly cash dividend of $1.032 per share, equivalent to an annualized dividend rate of $4.128 per share. The dividend was paid on April 15, 2019 to stockholders of record as of March 29, 2019.

AFFO GUIDANCE

•
For the 2019 full year, the Company affirms that it expects to report total AFFO of between $4.95 and $5.15 per diluted share, including Real Estate AFFO of between $4.70 and $4.90 per diluted share, based on the following key assumptions:

(i)	investments for the Company’s Real Estate portfolio of between $750 million and $1.25 billion;

(ii)	dispositions from the Company’s Real Estate portfolio of between $500 million and $700 million; and

(iii)	total general and administrative expenses of between $75 million and $80 million.

Note: The Company does not provide guidance on net income. The Company only provides guidance on total AFFO (and Real Estate AFFO) and does not provide a reconciliation of this forward-looking non-GAAP guidance to net income due to the inherent difficulty in quantifying certain items necessary to provide such reconciliation as a result of their unknown effect, timing and potential significance. Examples of such items include impairments of assets, gains and losses from sales of assets and depreciation and amortization from new acquisitions.

BALANCE SHEET AND CAPITALIZATION

“At-The-Market” (ATM) Program

•	During the 2019 first quarter, the Company issued 4,053,623 shares of common stock under its ATM program at a weighted-average price of $76.17 per share, for net proceeds of $303.8 million.

•
Subsequent to the 2019 first quarter, the Company issued 760,169 shares of common stock under its ATM program at a weighted-average price of $78.27 per share, for net proceeds of approximately $59 million.

Mortgage / Secured Debt Prepayment

•	During the 2019 first quarter, the Company prepaid mortgage debt totaling $199.6 million, with a weighted-average interest rate of approximately 5.0%.

•	Subsequent to the 2019 first quarter, the Company prepaid mortgage debt totaling $185.0 million, with a weighted-average interest rate of approximately 5.0%.

REAL ESTATE

Investments

•
During the 2019 first quarter, the Company completed investments totaling $239.6 million, consisting of five acquisitions for $188.0 million in aggregate and two completed capital investment projects at a total cost of $51.6 million, including transaction-related costs.

•
As of March 31, 2019, the Company had eight capital investment projects outstanding for an expected total investment of approximately $196.5 million, of which five projects totaling $103.3 million are currently expected to be completed during 2019.

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 3

Dispositions

•	During the 2019 first quarter, the Company disposed of one property for gross proceeds of $5.0 million.

Composition

•
As of March 31, 2019, the Company’s net lease portfolio consisted of 1,168 properties, comprising 133.5 million square feet leased to 310 tenants, with a weighted-average lease term of 10.2 years and an occupancy rate of 98.2%. In addition, the Company owned 46 self-storage and two hotel operating properties, totaling approximately 3.4 million square feet.

INVESTMENT MANAGEMENT

•
W. P. Carey is the advisor to CPA:18 – Global (CPA:18), Carey Watermark Investors Incorporated (CWI 1) and Carey Watermark Investors 2 Incorporated (CWI 2, and together with CWI 1, the CWI REITs, and together with CPA:18, the Managed REITs), and Carey European Student Housing Fund I, L.P. (CESH, and together with the Managed REITs, the Managed Programs). As of March 31, 2019, the Managed Programs had total assets under management of approximately $7.6 billion.

* * * * *

Supplemental Information

The Company has provided supplemental unaudited financial and operating information regarding the 2019 first quarter and certain prior quarters, including a description of non-GAAP financial measures and reconciliations to GAAP measures, in a Current Report on Form 8-K filed with the Securities and Exchange Commission (SEC) on May 3, 2019.

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Live Conference Call and Audio Webcast Scheduled for 10:00 a.m. Eastern Time
Please dial in at least 10 minutes prior to the start time.

Date/Time: Friday, May 3, 2019 at 10:00 a.m. Eastern Time
Call-in Number: 1-877-465-1289 (U.S.) or +1-201-689-8762 (international)

Live Audio Webcast and Replay: www.wpcarey.com/earnings

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W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 4

W. P. Carey Inc.

W. P. Carey ranks among the largest net lease REITs with an enterprise value of approximately $19 billion and a diversified portfolio of operationally-critical commercial real estate that includes 1,168 net lease properties covering approximately 134 million square feet. For over four decades, the company has invested in high-quality single-tenant industrial, warehouse, office and retail properties subject to long-term leases with built-in rent escalators. Its portfolio is located primarily in the U.S. and Northern and Western Europe and is well-diversified by tenant, property type, geographic location and tenant industry.

www.wpcarey.com

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Cautionary Statement Concerning Forward-Looking Statements

Certain of the matters discussed in this communication constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Exchange Act of 1934, both as amended by the Private Securities Litigation Reform Act of 1995. The forward-looking statements include, among other things, statements regarding the intent, belief or expectations of W. P. Carey and can be identified by the use of words such as “may,” “will,” “should,” “would,” “assume,” “outlook,” “seek,” “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “forecast” and other comparable terms. These forward-looking statements include, but are not limited to, statements made by Mr. Fox with regard to our liquidity, investment pipeline and opportunities. These statements are based on the current expectations of the management of W. P. Carey. It is important to note that W. P. Carey’s actual results could be materially different from those projected in such forward-looking statements. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Other unknown or unpredictable factors could also have material adverse effects on future results, performance or achievements of W. P. Carey. Discussions of some of these other important factors and assumptions are contained in W. P. Carey’s filings with the SEC and are available at the SEC’s website at http://www.sec.gov, including Part I, Item 1A. Risk Factors in W. P. Carey’s Annual Report on Form 10-K for the year ended December 31, 2018. In light of these risks, uncertainties, assumptions and factors, the forward-looking events discussed in this communication may not occur. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this communication, unless noted otherwise. Except as required under the federal securities laws and the rules and regulations of the SEC, W. P. Carey does not undertake any obligation to release publicly any revisions to the forward-looking statements to reflect events or circumstances after the date of this communication or to reflect the occurrence of unanticipated events.

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W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 5

W. P. CAREY INC.
Consolidated Balance Sheets (Unaudited)
(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
Assets
Investments in real estate:
Land, buildings and improvements (a)	$9,396,426	$9,251,396
Net investments in direct financing leases	1,279,122	1,306,215
In-place lease intangible assets and other	2,101,473	2,009,628
Above-market rent intangible assets	922,427	925,797
Investments in real estate	13,699,448	13,493,036
Accumulated depreciation and amortization (b)	(1,681,942)	(1,564,182)
Net investments in real estate	12,017,506	11,928,854
Equity investments in the Managed Programs and real estate (c)	320,066	329,248
Cash and cash equivalents	243,325	217,644
Due from affiliates	71,477	74,842
Other assets, net	584,855	711,507
Goodwill	918,673	920,944
Total assets	$14,155,902	$14,183,039

Liabilities and Equity
Debt:
Senior unsecured notes, net	$3,513,268	$3,554,470
Unsecured revolving credit facility	106,899	91,563
Non-recourse mortgages, net	2,503,321	2,732,658
Debt, net	6,123,488	6,378,691
Accounts payable, accrued expenses and other liabilities	452,920	403,896
Below-market rent and other intangible liabilities, net	217,506	225,128
Deferred income taxes	167,294	173,115
Dividends payable	176,965	172,154
Total liabilities	7,138,173	7,352,984

Preferred stock, $0.001 par value, 50,000,000 shares authorized; none issued	—	—
Common stock, $0.001 par value, 450,000,000 shares authorized; 169,636,526 and 165,279,642 shares, respectively, issued and outstanding	170	165
Additional paid-in capital	8,483,301	8,187,335
Distributions in excess of accumulated earnings	(1,256,754)	(1,143,992)
Deferred compensation obligation	37,263	35,766
Accumulated other comprehensive loss	(252,683)	(254,996)
Total stockholders’ equity	7,011,297	6,824,278
Noncontrolling interests	6,432	5,777
Total equity	7,017,729	6,830,055
Total liabilities and equity	$14,155,902	$14,183,039
________

(a)	Includes $472.3 million and $470.7 million of amounts attributable to operating properties as of March 31, 2019 and December 31, 2018, respectively.

(b)
Includes $790.3 million and $734.8 million of accumulated depreciation on buildings and improvements as of March 31, 2019 and December 31, 2018, respectively, and $891.7 million and $829.4 million of accumulated amortization on lease intangibles as of March 31, 2019 and December 31, 2018, respectively.

(c)
Our equity investments in real estate joint ventures totaled $206.4 million and $221.7 million as of March 31, 2019 and December 31, 2018, respectively. Our equity investments in the Managed Programs totaled $113.7 million and $107.6 million as of March 31, 2019 and December 31, 2018, respectively.

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 6

W. P. CAREY INC.
Quarterly Consolidated Statements of Income (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Revenues
Real Estate:
Lease revenues	$262,939	$233,632	$169,432
Operating property revenues	15,996	11,707	7,218
Lease termination income and other	3,270	2,952	942
	282,205	248,291	177,592
Investment Management:
Asset management revenue	9,732	11,954	16,985
Reimbursable costs from affiliates	3,868	5,042	5,304
Structuring and other advisory revenue	2,518	8,108	1,929
	16,118	25,104	24,218
	298,323	273,395	201,810
Operating Expenses
Depreciation and amortization	112,379	93,321	65,957
General and administrative	21,285	17,449	18,583
Reimbursable tenant costs	13,171	10,145	6,219
Operating property expenses	10,594	7,844	5,670
Property expenses, excluding reimbursable tenant costs	9,912	8,319	4,229
Stock-based compensation expense	4,165	3,902	8,219
Reimbursable costs from affiliates	3,868	5,042	5,304
Subadvisor fees (a)	2,202	2,226	2,032
Merger and other expenses (b)	146	37,098	(37)
Impairment charges	—	—	4,790
	177,722	185,346	120,966
Other Income and Expenses
Interest expense	(61,313)	(57,250)	(38,074)
Equity in earnings of equity method investments in the Managed Programs and real estate	5,491	15,268	15,325
Other gains and (losses)	955	13,215	(2,763)
Gain on sale of real estate, net	933	99,618	6,732
Gain on change in control of interests (c)	—	47,814	—
	(53,934)	118,665	(18,780)
Income before income taxes	66,667	206,714	62,064
Benefit from (provision for) income taxes	2,129	(11,436)	6,002
Net Income	68,796	195,278	68,066
Net income attributable to noncontrolling interests	(302)	(2,015)	(2,792)
Net Income Attributable to W. P. Carey	$68,494	$193,263	$65,274

Basic Earnings Per Share	$0.41	$1.33	$0.60
Diluted Earnings Per Share	$0.41	$1.33	$0.60
Weighted-Average Shares Outstanding
Basic	167,234,121	145,480,858	108,057,940
Diluted	167,434,740	145,716,583	108,211,936

Dividends Declared Per Share	$1.032	$1.030	$1.015
__________

(a)
The subadvisors for CWI 1, CWI 2 and CPA:18 (for multi-family properties) earn a percentage of gross fees recorded, which we account for as an expense and are recorded as Subadvisor fees in our consolidated statements of income. The amounts paid to the subadvisors are the differences between gross and net fees. During 2018, CPA:18 sold five of its six multi-family properties (it sold the remaining multi-family property in January 2019 and we terminated the related subadvisory agreement). Refer to the Managed Programs Fee Summary section in Exhibit 99.2 of the Current Report on Form 8-K filed on May 3, 2019 for further information.

(b)	Amount for the three months ended December 31, 2018 is primarily comprised of costs incurred in connection with the CPA:17 Merger.

(c)
Amount for the three months ended December 31, 2018 includes a gain of $18.8 million recognized on the purchase of the remaining interests in six investments from CPA:17 in the CPA:17 Merger, which we had previously accounted for under the equity method. Amount for the three months ended December 31, 2018 also includes a gain of $29.0 million recognized on our previously held interest in shares of CPA:17 common stock in connection with the CPA:17 Merger.

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 7

W. P. CAREY INC.
Quarterly Reconciliation of Net Income to Adjusted Funds from Operations (AFFO) (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income attributable to W. P. Carey	$68,494	$193,263	$65,274
Adjustments:
Depreciation and amortization of real property	111,103	92,018	64,580
Gain on sale of real estate, net	(933)	(99,618)	(6,732)
Gain on change in control of interests (a)	—	(47,814)	—
Impairment charges	—	—	4,790
Proportionate share of adjustments to equity in net income of partially owned entities	4,424	3,225	1,252
Proportionate share of adjustments for noncontrolling interests	(30)	(762)	(2,782)
Total adjustments	114,564	(52,951)	61,108
FFO (as defined by NAREIT) Attributable to W. P. Carey (b)	183,058	140,312	126,382
Adjustments:
Above- and below-market rent intangible lease amortization, net	15,927	14,985	11,802
Straight-line and other rent adjustments	(6,258)	(6,096)	(2,296)
Tax (benefit) expense – deferred and other (c)	(4,928)	6,288	(12,155)
Stock-based compensation	4,165	3,902	8,219
Other amortization and non-cash items (d)	4,126	(10,206)	5,146
Amortization of deferred financing costs	2,724	2,572	(194)
Loss on extinguishment of debt	1,275	1,744	1,609
Merger and other expenses (e)	146	37,098	(37)
Realized losses (gains) on foreign currency	96	(71)	(1,515)
Proportionate share of adjustments to equity in net income of partially owned entities	1,461	3,192	1,752
Proportionate share of adjustments for noncontrolling interests	(25)	140	(343)
Total adjustments	18,709	53,548	11,988
AFFO Attributable to W. P. Carey (b)	$201,767	$193,860	$138,370

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey (b)	$183,058	$140,312	$126,382
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share (b)	$1.09	$0.96	$1.16
AFFO attributable to W. P. Carey (b)	$201,767	$193,860	$138,370
AFFO attributable to W. P. Carey per diluted share (b)	$1.21	$1.33	$1.28
Diluted weighted-average shares outstanding	167,434,740	145,716,583	108,211,936

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 8

W. P. CAREY INC.
Quarterly Reconciliation of Net Income from Real Estate to Adjusted Funds from Operations (AFFO) from Real Estate (Unaudited)
(in thousands, except share and per share amounts)

	Three Months Ended
	March 31, 2019	December 31, 2018	March 31, 2018
Net income from Real Estate attributable to W. P. Carey	$53,408	$151,611	$45,300
Adjustments:
Depreciation and amortization of real property	111,103	92,018	64,580
Gain on sale of real estate, net	(933)	(99,618)	(6,732)
Gain on change in control of interests (a)	—	(18,792)	—
Impairment charges	—	—	4,790
Proportionate share of adjustments to equity in net income of partially owned entities	4,424	3,225	1,252
Proportionate share of adjustments for noncontrolling interests	(30)	(762)	(2,782)
Total adjustments	114,564	(23,929)	61,108
FFO (as defined by NAREIT) Attributable to W. P. Carey – Real Estate (b)	167,972	127,682	106,408
Adjustments:
Above- and below-market rent intangible lease amortization, net	15,927	14,985	11,802
Straight-line and other rent adjustments	(6,258)	(6,096)	(2,296)
Other amortization and non-cash items (d)	3,036	(12,692)	4,826
Stock-based compensation	2,800	2,774	4,306
Amortization of deferred financing costs	2,724	2,572	(194)
Loss on extinguishment of debt	1,275	1,744	1,609
Tax expense (benefit) – deferred and other	490	(3,949)	(9,518)
Merger and other expenses (e)	146	37,098	(37)
Realized losses (gains) on foreign currency	120	(61)	(1,558)
Proportionate share of adjustments to equity in net income of partially owned entities	115	(260)	(71)
Proportionate share of adjustments for noncontrolling interests	(25)	140	(343)
Total adjustments	20,350	36,255	8,526
AFFO Attributable to W. P. Carey – Real Estate (b)	$188,322	$163,937	$114,934

Summary
FFO (as defined by NAREIT) attributable to W. P. Carey – Real Estate (b)	$167,972	$127,682	$106,408
FFO (as defined by NAREIT) attributable to W. P. Carey per diluted share – Real Estate (b)	$1.00	$0.87	$0.98
AFFO attributable to W. P. Carey – Real Estate (b)	$188,322	$163,937	$114,934
AFFO attributable to W. P. Carey per diluted share – Real Estate (b)	$1.13	$1.12	$1.06
Diluted weighted-average shares outstanding	167,434,740	145,716,583	108,211,936
__________

(a)
AFFO and Real Estate AFFO amounts for the three months ended December 31, 2018 include a gain recognized on the purchase of the remaining interests in six investments from CPA:17 in the CPA:17 Merger, which we had previously accounted for under the equity method. AFFO amount for the three months ended December 31, 2018 includes a gain recognized on our previously held interest in shares of CPA:17 common stock in connection with the CPA:17 Merger.

(b)	FFO and AFFO are non-GAAP measures. See below for a description of FFO and AFFO.

(c)
Amount for the three months ended March 31, 2019 includes a current tax benefit and amount for the three months ended December 31, 2018 includes a current tax expense, both of which are excluded from AFFO as they were incurred as a result of the CPA:17 Merger.

(d)	Primarily represents unrealized gains and losses from foreign currency exchange movements and derivatives.

(e)	Amount for the three months ended December 31, 2018 is primarily comprised of costs incurred in connection with the CPA:17 Merger.

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 9

Non-GAAP Financial Disclosure

Due to certain unique operating characteristics of real estate companies, as discussed below, the National Association of Real Estate Investment Trusts, Inc. (NAREIT), an industry trade group, has promulgated a non-GAAP measure known as FFO, which we believe to be an appropriate supplemental measure, when used in addition to and in conjunction with results presented in accordance with GAAP, to reflect the operating performance of a REIT. The use of FFO is recommended by the REIT industry as a supplemental non-GAAP measure. FFO is not equivalent to nor a substitute for net income or loss as determined under GAAP.

We define FFO, a non-GAAP measure, consistent with the standards established by the White Paper on FFO approved by the Board of Governors of NAREIT, as restated in December 2018. The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding gains or losses from sales of property, impairment charges on real estate, gains or losses on changes in control of interests in real estate and depreciation and amortization from real estate assets; and after adjustments for unconsolidated partnerships and jointly owned investments. Adjustments for unconsolidated partnerships and jointly owned investments are calculated to reflect FFO. Our FFO calculation complies with NAREIT’s policy described above.

We modify the NAREIT computation of FFO to include other adjustments to GAAP net income to adjust for certain non-cash charges such as amortization of real estate-related intangibles, deferred income tax benefits and expenses, straight-line rents, stock-based compensation, non-cash environmental accretion expense and amortization of deferred financing costs. Our assessment of our operations is focused on long-term sustainability and not on such non-cash items, which may cause short-term fluctuations in net income but have no impact on cash flows. Additionally, we exclude non-core income and expenses such as gains or losses from extinguishment of debt, restructuring and related compensation expenses and merger and acquisition expenses. We also exclude realized and unrealized gains/losses on foreign currency exchange transactions (other than those realized on the settlement of foreign currency derivatives), which are not considered fundamental attributes of our business plan and do not affect our overall long-term operating performance. We refer to our modified definition of FFO as AFFO. We exclude these items from GAAP net income to arrive at AFFO as they are not the primary drivers in our decision-making process and excluding these items provides investors a view of our portfolio performance over time and makes it more comparable to other REITs which are currently not engaged in acquisitions, mergers and restructuring which are not part of our normal business operations. AFFO also reflects adjustments for unconsolidated partnerships and jointly owned investments. We use AFFO as one measure of our operating performance when we formulate corporate goals, evaluate the effectiveness of our strategies and determine executive compensation.

We believe that AFFO is a useful supplemental measure for investors to consider as we believe it will help them to better assess the sustainability of our operating performance without the potentially distorting impact of these short-term fluctuations. However, there are limits on the usefulness of AFFO to investors. For example, impairment charges and unrealized foreign currency losses that we exclude may become actual realized losses upon the ultimate disposition of the properties in the form of lower cash proceeds or other considerations. We use our FFO and AFFO measures as supplemental financial measures of operating performance. We do not use our FFO and AFFO measures as, nor should they be considered to be, alternatives to net income computed under GAAP or as alternatives to net cash provided by operating activities computed under GAAP or as indicators of our ability to fund our cash needs.

W. P. Carey Inc. 3/31/2019 Earnings Release 8-K – 10